Exhibit 99.1

Dear Shareholder,

Greetings as we enter the early spring season.

At FatPipe, we continue to execute on our plan to increase sales by expanding our sales team, activating signed partners, and onboarding new partners. Our strategy remains unchanged. Sanch, my co-founder and CTO, and I remain laser focused on driving sales growth.

We are very excited that the Independent research firm Zacks Small Cap Research initiated coverage of FatPipe with an initial target price of $5 per share (Zacks Small Cap Research - FATN: Initiation - FatPipe’s Greatly Increased Salesforce Should Accelerate Growth in FY 2027) We are also very excited to continue to receive the awards for our innovation and product solutions (e.g., Info -Tech and TMCnet Zero Trust Security Excellence). Our world class support and product innovation will continue to drive increased revenue in the current quarter and beyond.

As we are presented with opportunities to accelerate our growth, we will evaluate them on a case-by-case basis as to how they would add to our product portfolio and increase market share.

We look forward to providing you with more information in our upcoming year-end earnings call.

Thank you for your continued support and confidence in FatPipe as we build on our leadership in SD-WAN and cybersecurity innovation.

Sincerely,

Dr. Ragula Bhaskar

Chief Executive Officer

FatPipe, Inc. (NASDAQ:FATN)

About FatPipe, Inc.

FatPipe pioneered the concept of software-defined wide area networking (SD-WAN) and hybrid WANs that eliminated the need for cooperation from ISPs and allow companies and service providers to control multi-link network traffic worldwide. FatPipe has now pioneered cost-effective, advanced single-stack cybersecurity for on-premise deployments that significantly improve network and cybersecurity for SMBs.

For more information, please visit www.fatpipeinc.com.

Follow us on X @FatPipe_Inc.

Forward-Looking Statements

Certain statements contained in this press release, may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on management’s current expectations and are inherently subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These risks and uncertainties include, but are not limited to, those described in FatPipe’s filings with the U.S. Securities and Exchange Commission. Except as required by law, FatPipe expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Company Contact Info

+1 801.683-5656 x 1140

Investor.ir@fatpipeinc.com